Exhibit 99.2
SandRidge Energy, Inc. Announces Pricing of $365.5 Million Offering of Senior Notes
Oklahoma City, Oklahoma, May 11, 2009—SandRidge Energy, Inc. (NYSE:SD) today announced the pricing of its private placement of $365.5 million of 9 7/8% Senior Notes due May 15, 2016. The offering was increased from a previously announced offering size of $300 million. The notes were sold at 95.773% of par to yield 10.75% to maturity. The offering is expected to settle on May 14, 2009, subject to customary closing conditions. Net proceeds from the offering are expected to be used for general corporate purposes, including to repay a portion of the amount outstanding under the company’s revolving credit facility and/or to fund a portion of the company’s 2009 exploration, development and other capital expenditures.
The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The company plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.
Contact: Kevin White, 405-429-5515